                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             U.S. Bioscience, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                             U.S. BIOSCIENCE, INC.
                                One Tower Bridge
                                100 Front Street
                          West Conshohocken, PA 19428

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON FRIDAY, MAY 19, 1995
                               ----------------

  The Annual Meeting of Stockholders (the "Meeting") of U.S. Bioscience, Inc., a Delaware corporation (the "Company"), will be held on Friday, May 19, 1995, at 10:00 a.m. at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, for the following purposes:

    1. To elect eight directors to hold office until the Annual Meeting of the Stockholders in 1996 and until their respective successors are duly elected and qualified.

    2. To transact such other business as may properly come before the Meeting and any and all adjournments and postponements thereof.

  The Board of Directors has fixed the close of business on April 3, 1995 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

  The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Meeting.

  A complete list of the stockholders entitled to vote at the Meeting will be open to the examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours, for a period of at least 10 days prior to the Meeting, at the offices of the Company, One Tower Bridge, 100 Front Street, West Conshohocken, Pennsylvania 19428.

  THE BOARD OF DIRECTORS URGES YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. THE RETURN OF THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU DO ATTEND THE MEETING.

                                          By Order of the Board of Directors,

                                               Martha E. Manning
                                                  Secretary

West Conshohocken, Pennsylvania
April 19, 1995

                             U.S. BIOSCIENCE, INC.
                                One Tower Bridge
                                100 Front Street
                          West Conshohocken, PA 19428

                               ----------------
                              PROXY STATEMENT FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1995
                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Bioscience, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (together with any and all adjournments and postponements, the "Meeting") which is scheduled to be held at 10:00 a.m. (local Philadelphia time), on Friday, May 19, 1995 at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about April 19, 1995.

  The Board of Directors knows of no other matters which are likely to be brought before the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the eight nominees of the Board of Directors for election as directors.

  Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

VOTING SECURITIES

  At the close of business on April 3, 1995, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding 40,770,780 shares of the Company's Common Stock, par value $.005 per share ("Common Stock"), which have one vote per share. The presence at the Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the meeting. Stockholders do not have cumulative voting rights in the election of directors or otherwise. Directors will be elected by a plurality of votes cast. Abstentions and broker non-votes are not treated as votes cast, and thus are not the equivalent of votes against.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information as of April 3, 1995 regarding the holdings of Common Stock of (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each Director of the Company, (iii) each nominee for Director, (iv) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1994 and (v) all directors and executive officers as a group. Unless otherwise specified, the named beneficial owner has sole voting and investment power. The information in the table below was furnished by the persons listed, and constitutes beneficial ownership as defined in regulations of the Securities and Exchange Commission. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or exercisable by June 2, 1995.

                                                  AMOUNT AND NATURE  % OF
                                                    OF BENEFICIAL   COMMON
     NAME OF BENEFICIAL OWNER                         OWNERSHIP     STOCK
     ------------------------                     ----------------- ------
The Dow Chemical Company (1).....................     2,210,770      5.4
State of Wisconsin Investment Board (2)..........     2,462,000      6.0
Joseph L. Harrosh (3)............................     2,327,450      5.7
Philip S. Schein, M.D............................     1,219,800(4)   3.0
Russell C. McLauchlan............................       133,334(5)    *
Robert L. Capizzi, M.D...........................       222,800(6)    *
Robert I. Kriebel................................       175,500(7)    *
Paul Calabresi, M.D..............................        30,000(8)    *
Maxwell Gordon, Ph.D.............................        30,000(9)    *
Douglas J. MacMaster, Jr.........................        10,000(10)   *
Allen Misher, Ph.D...............................        43,960(11)   *
Jonah Shacknai...................................        40,200(12)   *
Betsey Wright....................................        10,200(13)   *
Donald O. Brown..................................       134,600(14)   *
All directors and executive officers as a group
 (13 persons)....................................     2,341,194(15)  5.7

- - --------
(*)Less than 1% of class.

                      [notes continued on following page]

(1) The address of this stockholder is The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674. These shares are owned directly by Marion Merrill Dow Inc., a 71%-owned subsidiary of The Dow Chemical Company.

(2) The address of this stockholder is State of Wisconsin Investment Board, P.O. Box 7842, Madison WI 53707.

(3)  The address of this stockholder is 40900 Grimmer Boulevard, Fremont, CA
     94535.

(4) Includes 430,000 shares issuable upon exercise of stock options held by Dr. Schein. Also includes 761,920 shares owned directly and as joint tenant with Dorothy Schein, Dr. Schein's wife, 400 shares held by Mrs. Schein as custodian for their two children, and 27,480 shares held by Mrs. Schein as co-trustee of two trusts for the benefit of their two children. Dr. Schein disclaims beneficial ownership of all of these shares not owned directly or as joint tenant.

(5) Represents shares issuable upon exercise of stock options held by Mr. McLauchlan. In January 1995 Mr. McLauchlan left the employ of the Company in a corporate reorganization, and resigned as a director.

(6) Includes 222,000 shares issuable upon exercise of stock options held by Dr. Capizzi.

(7)  Represents shares issuable upon exercise of stock options held by Mr.
     Kriebel.

(8) Represents shares issuable upon exercise of stock options held by Dr. Calabresi.

(9)  Represents shares issuable upon exercise of stock options held by Dr.
     Gordon.

(10) Represents shares issuable upon exercise of stock options held by Mr. MacMaster.

(11) Includes 30,000 shares issuable upon exercise of stock options held by Dr. Misher.

(12) Includes 30,000 shares issuable upon exercise of stock options held by Mr. Shacknai.

(13) Includes 10,000 shares issuable upon exercise of stock options held by Ms. Wright.

(14) Represents shares issuable upon exercise of stock options held by Mr.
     Brown.

(15) Includes 1,495,934 shares issuable upon exercise of stock options.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  At the Meeting, the stockholders will elect eight directors to hold office until the Annual Meeting of Stockholders in 1996 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the following nominees: Paul Calabresi, M.D., Robert L. Capizzi, M.D., Robert I. Kriebel, Douglas J. MacMaster, Jr., Allen Misher, Ph.D., Philip S. Schein, M.D., Jonah Shacknai and Betsey Wright. All of the nominees are presently members of the Board of Directors of the Company.

  The Board of Directors believes that the nominees are willing to serve as directors. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election and, as a result, another nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretion and authority to vote for or to refrain from voting for the other nominee in accordance with their judgment.

  Set forth below is certain information concerning the nominees for election as directors:

                                         DIRECTOR         POSITIONS WITH
                NAME                 AGE  SINCE            THE COMPANY
                ----                 --- -------- ------------------------------
Philip S. Schein, M.D...............  55   1987   Chief Executive Officer and
                                                   Chairman of the Board of
                                                   Directors
Robert L. Capizzi, M.D..............  56   1992   Executive Vice President--
                                                   Worldwide Research and
                                                   Development and Director
Robert I. Kriebel...................  52   1991   Senior Vice President-Finance
                                                   and Administration, Treasurer
                                                   and Director
Paul Calabresi, M.D.(1).............  65   1992   Director
Douglas J. MacMaster, Jr.(2)........  64   1994   Director
Allen Misher, Ph.D.(1)..............  62   1988   Director
Jonah Shacknai(2)...................  38   1987   Director
Betsey Wright(1)....................  51   1994   Director

- - --------

(1) Member of Executive Compensation Committee

(2) Member of Audit Committee

  Dr. Schein has been Chief Executive Officer and a Director of the Company since its formation in May 1987 and Chairman since 1990. He was also President of the Company from its formation until April 1992. From April 1987 to May 1987 he was employed by U.S. Healthcare, Inc., a publicly-owned operator of health maintenance organizations ("HMO's"), to commence the business undertaken by the Company. From January 1987 to February 1987 Dr. Schein was a consultant in drug development to Unimed, Inc., a pharmaceutical company, and Professor of Medicine and Pharmacology at the University of Pennsylvania. Dr. Schein served as Vice President of Worldwide Clinical Research and Development, Smith, Kline & French Laboratories, the pharmaceutical division of SmithKline Beckman Corporation, from October 1983 to December 1986. Dr. Schein was the Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University School of Medicine in Washington, D.C. from July 1982 to October 1983, Chief of the Division of Medical Oncology from August 1974 to October 1983 and Professor in the Departments of Medicine and Pharmacology from August 1974 to October 1983. From July 1971 to August 1974 he was a senior investigator at the National Cancer Institute and Head of the Clinical Pharmacology Section. Dr. Schein is a former President of the American Society of Clinical Oncology and a former Chairman of the FDA Oncologic Drugs Advisory Committee, where he received the Commissioner's Special Citation and the Wiley Medal for outstanding service. In September 1994 Dr. Schein was appointed by President Clinton to a six-year term on the National Cancer Advisory Board. He has published more than 350 articles and texts relating to basic and clinical research and drug development and is the recipient of numerous scientific and medical awards and honors. He is a director of Oncor, Inc., a biotechnology-based diagnostics company, and Medicis Pharmaceutical Corporation, a research intensive pharmaceutical company focused on dermatology.

  Dr. Capizzi has been Executive Vice President-Worldwide Research and Development of the Company since joining the Company in September 1991. From September 1982 until joining the Company, Dr. Capizzi was Charles L. Spurr Professor, and Director of the Comprehensive Cancer Center, of Wake Forest University, Chief of the Section on Hematology/Oncology, and Chairman of the Piedmont Oncology Association at the Bowman Gray School of Medicine of Wake Forest University, Winston-Salem, North Carolina. Dr. Capizzi is a former member of the FDA Oncologic Drugs Advisory Committee and the Board of Directors of the American Society of Clinical Oncology. He has published over 300 manuscripts and texts relating to clinical pharmacology and cancer treatment.

  Mr. Kriebel joined the Company in April 1991 as Senior Vice President-Finance and Administration and Treasurer. He held various positions with Rhone-Poulenc Rorer Inc. (formerly Rorer Group Inc.) from 1974 until November 1990. From 1987 to November 1990 he was Vice President and Controller of Rorer Group Inc.'s Armour Pharmaceutical Company subsidiary. In 1986, Mr. Kriebel was Vice President-Investor Relations of Rorer Group Inc. and from 1979 to 1985 he was Treasurer of Rorer Group Inc. Mr. Kriebel is a director of Wheaton, Inc., a pharmaceutical supplies manufacturer.

  Dr. Calabresi has since 1993 been Chairman Emeritus and Professor of Medicine, and from 1974 to 1993 was Chairman of the Department of Medicine, of Brown University School of Medicine. He is a member of the Institute of Medicine of the National Academy of Sciences, was the recipient in 1992 of the Oscar B. Hunter Memorial Award in Therapeutics of the American Society for Clinical Pharmacology and Therapeutics, and was the recipient in 1995 of the American Cancer Society's St. George Medal. Dr. Calabresi was president of the American Society of Clinical Oncology from 1969 to 1970, and Chairman of the National Cancer Advisory Board from 1991 to 1994. He is the author or editor of over 200 manuscripts and books relating to the pharmacology of anticancer agents and the management of cancer patients.

  Mr. MacMaster has been retired since 1991. For 30 years prior to his retirement, Mr. MacMaster was employed by Merck & Co., as a Senior Vice President from 1988 to 1991 and as President of its Merck, Sharpe & Dohme Division from 1985 to 1988. He is a director of American Precision Industries, Inc., a manufacturer of heat transfer and motion control equipment, and Martek Biosciences Corp., a research-intensive pharmaceutical company.

  Dr. Misher was President of the Philadelphia College of Pharmacy and Science from 1984 until his retirement on December 31, 1994, and since February 1995 has been President Emeritus. He was Senior Vice President of National Medical Care, Inc. from 1982 to 1984, and President of SmithKline Medical Diagnostics, a division of SmithKline Beckman Corporation, from 1978 to 1982. He is a director of U.S. Healthcare, Inc., Marsam Pharmaceuticals Inc., a manufacturer of generic injectable drugs, and Cortech, Inc., a biopharmaceutical company engaged in drug research and development.

  Mr. Shacknai has been Chairman and Chief Executive Officer of Medicis Pharmaceutical Corporation, a research-intensive pharmaceutical company, since July 1988. From 1982 to June 1988 he was a partner of Royer, Shacknai & Mehle, a law firm specializing in regulatory and legislative matters relating to food, drugs, medical devices, cosmetics and other health issues.

  Ms. Wright has since March 1993 been Executive Vice President of The Wexler Group, a government relations and public affairs firm in Washington, DC. From 1980 until March 1993, she was associated in Arkansas with Governor Bill Clinton, as his chief of staff for seven years, as manager of three re-election campaigns, as chair and executive director of the Arkansas Democratic Party, as deputy chair of his presidential campaign, and as a member of his transition staff.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has an Audit Committee and an Executive Compensation Committee, but does not have an Executive Committee or a Nominating Committee. The Audit Committee, which held one meeting in 1994, consists of Dr. Gordon and Messrs. MacMaster and Shacknai. The functions of the Audit Committee generally include reviewing with the independent auditors the scope and results of their engagement and reviewing the adequacy of the Company's system of internal accounting controls.

  The Executive Compensation Committee, which held two meetings in 1994, consists of Drs. Calabresi and Misher and Ms. Wright. The Executive Compensation Committee is responsible for establishing salaries, bonuses and other compensation, and granting stock options, for the Company's officers.

  The Board of Directors held six meetings in 1994. In 1994 each director attended at least 75% of the combined number of meetings of the Board and of the Committees on which such directors served, except Mr. Shacknai, who attended 71.4% of such meetings.

COMPENSATION OF DIRECTORS

  The Company pays to each of its non-employee directors $1,000 for each day upon which the director attends a meeting of the Board of Directors or a committee of the Board of Directors.

  The Company's 1992 Stock Option Plan (the "Plan") contains special provisions with regard to those directors of the Company who are not employees of the Company, which provisions are intended to permit no discretion with regard to the timing of grants of stock options to such directors, the price at which shares of common stock covered by such options may be purchased and the number of shares of common stock covered by such options. These provisions are intended to enable the Plan to satisfy the conditions relating to administration of employee stock option plans set forth in Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 16b-3 provides exemptions for officers and directors from the "short-swing" profit provisions of Section 16(b) under the Exchange Act with respect to, among other things, the grant of options under a stock option plan. Pursuant to the terms of the Plan, each non-employee director who was a director when the Plan was adopted on April 15, 1992 was granted on November 16, 1993 an option to purchase 30,000 shares of common stock exercisable in three equal installments on the three anniversary dates of the date of grant, at an exercise price equal to the fair market value of the shares on the date of grant, and each such director will receive a grant of 30,000 shares on the same basis every three years thereafter. With respect to non-employee directors first elected to the board after April 15, 1992 each such director received, or will receive, on the date such director becomes a director, an option to purchase 30,000 shares of common stock on the same basis described above and will receive a similar option every three years thereafter.

  For service as special FDA consultant to the Company, on December 16, 1992 Mr. Shacknai received a stock option to purchase an aggregate of 30,000 shares of the Company's Common Stock. The option will become exercisable in increments of 10,000 shares at such time, if ever, as the Company obtains each of the next three FDA approvals (if Mr. Shacknai, at the Company's request, assisted the Company with respect to such approvals) to market its pharmaceutical products. The exercise price of Mr. Shacknai's options is $11.00 per share, the fair market value on date of grant. The options granted to Mr. Shacknai expire five years from the date of grant.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid or accrued during each of the last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                               ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                              ----------------------    --------------------------------
                                                              AWARDS            PAYOUTS
                                              OTHER     -------------------    ---------
                                             ANNUAL     RESTRICTED             LONG-TERM
                                             COMPEN-      STOCK                INCENTIVE    ALL OTHER
        NAME AND              SALARY  BONUS  SATION      AWARD(S)  OPTIONS      PLAN(S)  COMPENSATION (4)
   PRINCIPAL POSITION    YEAR   ($)    ($)     ($)         ($)     (SHARES)       ($)          ($)
   ------------------    ---- ------- ------ -------    ---------- --------    --------- ----------------
Philip S. Schein........ 1994 346,605 57,763       0       N/A      50,000        N/A         96,196
 Chief Executive Officer 1993 343,435 86,652       0       N/A      50,000        N/A         75,971
 and Chairman            1992 327,167 82,525       0       N/A     250,000(5)     N/A         77,140
Russell C.
 McLauchlan(1).......... 1994 240,540      0       0       N/A      40,000        N/A         61,048
 Chief Operating Officer 1993 238,513 60,135  71,155(3)    N/A      26,667        N/A         46,046
 and President           1992 154,184 60,000  97,940(3)    N/A     320,000        N/A         15,380
Robert L. Capizzi....... 1994 254,100 42,346       0       N/A      40,000        N/A         67,011
 Executive Vice          1993 251,773 63,525  19,601(3)    N/A      40,000        N/A         52,140
 President               1992 240,833 60,500 129,090(3)    N/A     330,000(5)     N/A         28,386
 Worldwide Research and
 Development
Robert I. Kriebel....... 1994 168,237 27,997       0       N/A      30,000        N/A         43,078
 Senior Vice President   1993 166,462 42,000       0       N/A      30,000        N/A         39,301
 Finance                 1992 158,333 40,000       0       N/A     162,500(5)     N/A         37,999
 and Administration and
 Treasurer
Donald O. Brown(2)...... 1994 160,130 26,664       0       N/A      33,000        N/A         39,749
 Senior Vice President   1993 139,290 44,000       0       N/A      20,000        N/A         36,271
 Pharmaceutical          1992  87,500 32,500  84,015(3)    N/A     200,000        N/A          8,951
 Operations

- - --------
(1) Mr. McLauchlan joined the Company in April 1992. In January 1995, Mr. McLauchlan left the employ of the Company in a corporate reorganization, and resigned as a director.
(2) Mr. Brown joined the Company in April 1992.
(3) Reflects employee relocation costs including income tax gross-up.
(4) Represents employer contributions to life insurance, Executive Deferred Compensation Plan, Employee Pension Plan and Employee Savings Plan (401(k)). For each above named executives, the 1994 amounts are as follows:
   Dr. Schein: life insurance, $9,427; deferred compensation, $66,593; pension, $17,096; and 401(k), $3,080.
   Mr. McLauchlan: life insurance, $3,456; deferred compensation, $37,416; pension, $17,096; and 401(k), $3,080.
   Dr. Capizzi: life insurance, $8,322; deferred compensation, $39,834; pension, $17,096; and 401(k), $1,759. Mr. Kriebel: life insurance, $4,161; deferred compensation, $19,463; pension, 17,096; and 401(k), $2,358. Mr. Brown: life insurance, $3,462; deferred compensation, $16,111; pension, $17,096; and 401(k), $3,080.

(5) Reflects all options granted in each fiscal year. In 1992, under a program open to all employees, a majority of the options granted in 1991 were canceled at the election of the employee and most of the options granted in 1992 were granted to replace such canceled options. The granting of replacement options was due to the decline in the price of the Company's Common Stock in early 1992 and the need to maintain, in the opinion of management, the Executive Compensation Committee and the Management Option Committee, the valuable employee incentive program that stock options represent. 1992 option grants for such replacement were: Dr. Schein 200,000 options, Dr. Capizzi 320,000 options and Mr. Kriebel 140,000 options. In sum, of the 742,500 options granted to those three officers in 1992, 660,000 or 89% were granted to replace the same number of canceled 1991 options. Replacement options were granted to all employees who elected to participate in the program, at an exercise price lower than that of the canceled options but 11% higher than the market price of the Company's Common Stock on the date of grant.

  Dr. Schein has an employment agreement terminable by the Company or Dr. Schein upon notice, pursuant to which he will receive a minimum annual salary of $346,605.

  The Company has entered into agreements (the "Executive Severance Agreements") with certain Company vice presidents and with all officers holding higher office, pursuant to which the Company has agreed to provide specified severance benefits to each such executive. Each of the Executive Severance Agreements provides that if the executive's employment with the Company is terminated by the Company for any reason other than the executive's death, disability or for "cause" (as defined in the Executive Severance Agreements to cover specified serious misconduct), or if the executive resigns for "good reason" (as defined in the Executive Severance Agreements to cover a downgrading of the executive by the Company or non-fulfillment by the Company of certain contractual commitments to the executive), within three years following a "change in control of the Company," the Company will make a lump sum severance payment to the executive equal to the product determined by multiplying the highest annual compensation paid or payable by the Company to the executive with respect to each of the three calendar years ending with the year in which the date of termination occurs, by the number of years (including any fraction of a year) remaining in the three-year period commencing with the date of change in control of the Company. The compensation base on which such payment is calculated includes bonuses and deferred compensation as well as salary. In addition, in lieu of any fringe benefits to be paid to the executive with respect to the remainder of the aforesaid three-year period, the executive will receive an additional lump sum equal to the product of multiplying $20,000 (in the case of Dr. Schein $35,000, and in the case of Dr. Capizzi $30,000) by the number of years (including any fraction of a year) remaining in the aforesaid three-year period, and a further payment designed to compensate the executive for lost pension benefits by reason of his or her termination of employment earlier than three years following the change in control of the Company.

  A "change in control of the Company" is deemed to have occurred if (i) there has been a change in control of a nature that would be required, if the Company would be subject to reporting requirements under the Exchange Act, to be reported in response to Securities and Exchange Commission disclosure requirements for proxy statements and Current Reports on Form 8-K relating to changes in control; or (ii) any person, entity or group (within the meaning of certain provisions of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power in the election of directors; or during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to have authority to cast at least a majority of the votes which all directors on the Board are entitled to cast, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the votes entitled to be cast by the directors then still in office who were directors at the beginning of the period.

  The Executive Severance Agreements provide that payments required to be made to an executive are to be reduced to the extent they would not be deductible by the Company for federal income tax purposes due to the provisions of Section 280G of the Internal Revenue Code, as determined by independent tax counsel.

STOCK OPTION GRANTS IN 1994

  The following table sets forth certain information with respect to individual grants of stock options in 1994 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                            NUMBER      PERCENT
                              OF           OF                           POTENTIAL REALIZABLE VALUE AT
                          SECURITIES     TOTAL                          ASSUMED ANNUAL RATES OF STOCK
                          UNDERLYING  OPTIONS/SRAS                      PRICE APPRECIATION FOR OPTION
                         OPTIONS/SARS  GRANTED TO                                 TERM (3)
                           GRANTED     EMPLOYEES   EXERCISE             -----------------------------
                          IN FISCAL    IN FISCAL    OR BASE                   5%            10%
                           YEAR (1)       YEAR     PRICE (2) EXPIRATION -------------- --------------
          NAME               (#)          (%)       ($/SH)      DATE         ($)            ($)
          ----           ------------ ------------ --------- ---------- -------------- --------------
Philip S. Schein........    50,000        5.5%       $8.25    3/01/05          259,419        657,419
Russell C. McLauchlan...    40,000        4.4%       $8.25    3/01/05          207,535        525,935
Robert L. Capizzi.......    40,000        4.4%       $8.25    3/01/05          207,535        525,935
Robert I. Kriebel.......    30,000        3.3%       $8.25    3/01/05          155,651        394,451
Donald O. Brown.........    33,000        3.6%       $8.25    3/01/05          171,217        433,896

- - --------
(1) The Company's stock option plans are administered with respect to senior officers by the Executive Compensation Committee, made up entirely of members of the Board of Directors who are not employees of the Company. The Committee determines the number of options to be granted to each senior officer and the terms of such options. All stock options granted to the above named executives in 1994 are non-statutory options receiving no special tax benefit, have an exercise price equal to the fair market value on the date of grant, become exercisable at a rate of 20% per year following the date of grant and have a term of 10 years.

(2) On February 21, 1995, the Company amended all outstanding employee stock options with an exercise price greater than $2.44 per share, including the options for current employees described in the table above, to change the exercise price to $2.44 per share, the closing price of the Company's Common Stock on the American Stock Exchange on February 21, 1995.

(3) Potential realizable value is based on the assumption that the price of the Company's Common Stock as of the date of option grant ($8.25 per share), appreciates at the annual rates shown (compounded annually) until the end of the 10-year option term. These amounts are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future common stock price growth. If the Company's stock price does not appreciate in value from the date of grant, options granted in 1994 will have no value. Similarly, if the assumed annual rates of stock price appreciation illustrated above are achieved, total stockholder value will have increased by approximately $211,534,000 at the 5% assumed annual rate and approximately $536,070,000 at the 10% assumed annual rate based upon a stock price equal to the stock price on the date of grant. Under both assumed annual rates of stock price appreciation illustrated above, potential value realized by the above named executives represents less than 0.5% of the potential value realizable by all stockholders.

AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

  The following table sets forth a summary of options exercised during 1994 and presents the value of unexercised options as at December 31, 1994, held by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                           SHARES                     YEAR-END           AT FISCAL YEAR-END (1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
                          EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          NAME               (#)       ($)        (#)          (#)          ($)          ($)
          ----           ----------- -------- ----------- ------------- ----------- -------------
Philip S. Schein........       0         0      360,000      240,000          0            0
Russell C. McLauchlan...       0         0      133,334      253,333          0            0
Robert L. Capizzi.......       0         0      140,000      270,000          0            0
Robert I. Kriebel.......       0         0      131,000      151,500          0            0
Donald O. Brown.........       0         0       84,000      169,000          0            0

- - --------

(1) Total value of "in-the money" unexercised options is based upon a calculation of the difference between the closing market value of the Company's Common Stock on December 31, 1994 ($3.5625 per share) and the exercise price of the "in-the-money" options, multiplied by the number of "in-the-money" option shares. As all outstanding options for the above named executives had exercise prices above the closing market price of the Company's Common Stock as at December 31, 1994, there were no "in-the-money" options.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

  The Executive Compensation Committee of U.S. Bioscience, Inc. (the "Committee") is pleased to present its report on executive compensation. The report describes the underlying philosophy and objectives of the Company's executive compensation program, the various elements of the program, and the basis for the 1994 compensation determinations made by the Committee with respect to executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

  The fundamental philosophy of the Company is to ensure that executive compensation is linked directly to continuous improvements in corporate performance, the achievement by officers of corporate objectives which are linked to the Company's annual strategic plan, and increases in long-term shareholder value. It is the philosophy of the Company to offer compensation which is competative so that the Company is able to attract, motivate and retain key executives.

  The compensation of the Company's top executives is established and reviewed annually by the Committee, which is comprised entirely of non-employee directors. The following guidelines have been adopted by the Committee in making its compensation decisions:

  . Providing a competitive total compensation package that enables the Company to attract and retain key executives.

  . Focusing executive behavior on fulfillment of both short and longer-term business objectives and strategies.

  . Emphasizing stockholders' interest by maintaining variable compensation opportunities directly linked to corporate performance and stock appreciation.

COMPENSATION PROGRAM ELEMENTS FOR 1994

  The Company's executive compensation is comprised of three components, as described below. Each component is intended to serve the Company's compensation philosophy and guidelines.

  Base salary: Base salary levels are established annually through a review of the executives performance and experience, against competitive comparisons including pharmaceutical/biotechnology companies which are provided by an outside consulting advisor. Salaries for the Company's key executives are generally at the median within this comparison group, some of whom are represented within the stock performance graph.

  Annual Incentive Compensation: The executive officers of the Company are eligible to receive annual incentive payments. The objective of annual incentive compensation is to deliver competitive levels (using the same competitor group as described above) of total cash compensation (base salary and incentive award) when annual financial and operational accomplishments are made.

The specific areas used to measure key executive performance are described below:

  (1) Progress in product development, clinical preparation and development of drugs for regulatory approval;

  (2) Preparation for product commercial launch, and organizational readiness; and

  (3) Financial goals--keeping within budget guidelines.

  Each of these factors is equally weighted in the Chief Executive Officer's
(CEO) performance assessment of each executive officer. These performance evaluations are reviewed by the Committee for final determination of incentive awards.

  The performance of the CEO is evaluated by the Committee and based on the overall progress of the Company in the specific areas described above viewed retrospectively by the Committee. Accomplishments in 1994 considered by the Committee in the overall judgment of the 1994 incentive awards are described below:

  . The Company made significant progress in moving its compounds through the regulatory process. Although the company did not achieve FDA approval for Ethyol (R) (amifostine), it did achieve a recommendation for approval of Ethyol by the Committee for Proprietary Medicinal Products (CPMP) and local regulatory approval of Ethyol in the United Kingdom. The company achieved a positive recommendation from the CPMP for NeuTrexin(TM) (trimetrexate glucuronate for injection) and local regulatory approvals in The Netherlands, Luxembourg, and the United Kingdom. The

    Company also prepared and filed in January 1995, an additional amendment to the Ethyol NDA which is currently pending before the FDA. The Company achieved approval for its drug Hexalen (R) (altretamine) in Canada.

  . The Company's manufacturing facility in Nijmegen, The Netherlands has received regulatory approval by the Dutch authorities.

  . The FDA inspected the Company's Nijmegen manufacturing facility in connection with the Company's application to approve that facility to manufacture NeuTrexin for commercial sale in the United States.

  . The Company's marketing and sales organization in the United States successfully launched NeuTrexin.

  . Additional licenses and distribution agreements were executed with commercial organizations covering additional international markets.

  . Selection of the Company as the prospective exclusive licensee for NIH drug compounds, FddA and its active metabolite, FddI.

  The above accomplishments were not completed within the Company's financial budget.

  Target incentive compensation award levels for key executive officers are slightly lower than industry standards as measured using the competitor group described above. Incentives are, however, rational given the Company's stage of development and relatively greater focus on longer-term (versus annual) objectives. Incentive award target levels for 1994 were 25% of base salary. Actual incentive awards were below that target level, based on performance in the areas described above and at the discretion of the Committee. The Committee set actual incentive awards for 1994 at a maximum of 33% below target levels (17% of base salary). The competitive position of cash compensation awarded to the Company's executives vary. It is competitive at the median level for all positions with one exception, due to considerations in recruiting that individual.

  Stock Option Programs: The Committee strongly believes that the interests of stockholders are best served by linking executives' financial success with the Company's stock performance. Therefore, the Company maintains a stock option program pursuant to which the Committee grants stock options to executives with an exercise price equal to the fair market value on the date of grant. The target award for each executive position is based on historical practice of the company and also takes into account competitive norms for awarding of stock options. Whether an individual receives more or less than his or her target grant is based on the result of an individual performance review which measures such individual's overall job performance. In making stock option awards, the Executive Compensation Committee has not considered prior grants or the amount of stock options currently held by an executive officer before granting the executive officer stock option awards.

  As a young company, the Committee believes stock options are a particularly important and useful compensation element in the Company's efforts to attract, retain, motivate and reward key executives who have been successful in larger, more established companies.

  On February 21, 1995, the Executive Compensation Committee amended stock options held by executives with an exercise price greater than $2.44 per share, by reducing the option exercise price to $2.44 per share, the closing price of the Company's Common Stock on February 21, 1995. The Committee also amended outstanding stock options held by executive officers which had been granted in 1990 and 1991, to extend the expiration date from five years to ten years (the term of options granted to employees since 1992). These amendments were required, in the opinion of the Executive Compensation Committee, to retain the Company's key executives. On the same date, the Company's Management Option Committee amended the outstanding stock options held by the Company's other employees in the same respect.

1994 COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

  The Committee met in February 1994 to set salary levels for 1994 for the Company's executive officers and the Committee met again in February 1995 to award bonuses and stock option awards with respect to 1994 for the CEO and the executive officers and to set salary levels for 1995. The current base salary and total cash compensation awarded to the CEO with respect to 1994 are competitive at the median levels, using the competitive group described above.

  Base salary earned in the 1994 fiscal year by Philip S. Schein, M.D., the Company's CEO, remained constant with 1993 base salary amount. As CEO, Dr. Schein spearheaded the progress of the key elements for evaluating performance discussed above and in February 1995 the Executive Compensation Committee awarded him a bonus with respect to 1994 of 17% of base salary, the maximum allowed under the Committee's revised target award program for 1994, and an incentive stock option award of 50,000 option shares, the 1994 target level.

  The Committee reviewed the performance of the other executive officers against the same key elements that were considered significant in the evaluation of the CEO. These executives were also awarded bonuses of 17% of base salary and incentive stock options awards at target levels. The base salaries of these executives were not increased in 1994 and a total of 156,000 stock options were granted to them.

  At its February 1995 meeting, the Executive Compensation Committee determined, at management's suggestion, to continue most officer salaries for 1995 at their 1993 levels.

THE LEGISLATIVE CAP ON DEDUCTIBILITY OF PAY

  The Internal Revenue Code imposes a $1 million dollar limit on the deductibility of pay for executives. The Company's cash compensation level is far below the limit. Therefore, this legislation will not impact current pay levels.

  The Company believes that the stock options granted to their executives are exempt from the limitations of the regulation, because they are a form of performance based pay.

  The foregoing report has been furnished by the members of the Committee who are listed below. No member of the Committee is a former or current officer or employee of the Company.

Paul Calabresi, M.D.
Allen Misher, Ph.D.
Betsey Wright

STOCK PERFORMANCE GRAPH

  The following graph sets forth the cumulative total stockholder return (assuming reinvestment of dividends, if any) to U.S. Bioscience Inc.'s stockholders during the five year period ended December 31, 1994, (See Note 1 below) compared to the cumulative total stockholder return of a published industry peer group index (AMEX Biotechnology Index) and an overall stock market index (AMEX Market Value Index):


                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
      AMONG US BIOSCIENCE, AMEX BIOTECH INDEX AND AMEX MARKET VALUE INDEX

                                                             AMEX
                                                 AMEX      MARKET
Measurement period                    US      BIOTECH       VALUE
(Fiscal Year Covered)         BIOSCIENCE        INDEX       INDEX
- - ---------------------         ----------     --------    --------
12/31/89                          100.00       100.00      100.00
12/31/90                          157.58       146.75       81.51
12/31/91                          630.30       453.47      104.51
12/31/92                          179.80       341.21      105.62
12/31/93                          135.35       231.51      126.23
12/31/94                           57.58       164.09      114.72



(1) U.S. Bioscience, Inc. began trading on the American Stock Exchange on November 28, 1989.

(2) The stock performance graph assumes $100 invested on December 31, 1989 in U.S. Bioscience, Inc., AMEX Biotechnology Index and AMEX Market Value Index. Assumes dividends, if any, reinvested.

                              CERTAIN TRANSACTIONS

  The Company has a relocation policy for its employees. Loans made to employees pursuant to this policy are generally short term and do not bear interest. During a portion of 1994 Russell C. McLauchlan, President, Chief Operating Officer and a director of the Company, was indebted to the Company in the amount of $115,850 in connection with his purchase of a home in 1993. The loan was repaid in full in 1994.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Ernst & Young LLP to serve as independent auditors for the Company for the current fiscal year.
Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 1996 must be received by the Company at its principal office in West Conshohocken, Pennsylvania, no later than December 21, 1995 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Stockholder proposals should be directed to Martha E. Manning, Secretary, at the address of the Company set forth on the first page of this proxy statement.

                            SOLICITATION OF PROXIES

  The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expense of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telecopy by directors, officers or regular employees of the Company.

                                          By Order of the Board of Directors,

                                               Martha E. Manning
                                                     Secretary

                             U.S. BIOSCIENCE, INC.

        ONE TOWER BRIDGE, 100 FRONT STREET, WEST CONSHOHOCKEN, PA 19428
        ---------------------------------------------------------------

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             U.S. BIOSCIENCE, INC.

  The undersigned, a stockholder of U.S. BIOSCIENCE, INC., hereby constitutes and appoints PHILIP S. SCHEIN, ROBERT I. KRIEBEL and MARTHA E. MANNING, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held on May 19, 1995, at 10:00 a.m., at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL EIGHT NOMINEES FOR DIRECTOR. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1. NOMINEES FOR ELECTION AS DIRECTORS ARE:
    To vote FOR               To WITHHOLD
    all nominees           AUTHORITY to vote
   check this box           for all nominees
                             check this box

       [_]                        [_]


2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING.


Philip S. Schein, M.D., Robert L. Capizzi, M.D., Robert I. Kriebel, Paul Calabresi, M.D., Douglas J. MacMaster, Jr., Allen Misher, Ph.D., Jonah Shacknai and Betsey Wright.

To WITHHOLD AUTHORITY to vote for any Individual nominee, so indicate on the line below (your shares will be voted FOR the remainining nominees):


- - --------------------------------------------------------------------------------



NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEARS ON THIS PROXY. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER OR OFFICERS. WHERE STOCK IS ISSUED IN THE NAME OF TWO OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF U.S. BIOSCIENCE, INC.


- - -------------------------------------
Signature of Stockholder


- - -------------------------------------
Signature of Stockholder

DATED:                         , 1995
      -------------------------

PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.